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                                                                      Exhibit 11

                        PXRE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                                                                 Year ended December 31,
                                                   1995        1994        1993        1992        1991
                                                   ----        ----        ----        ----        ----
Income (loss) before cumulative
   effect of accounting change                   $ 39,786    $ 34,829    $ 22,645    $ (4,293)   $    952
Cumulative effect of accounting change                  0           0           0         433           0
                                                 --------    --------    --------    --------    --------
Net income (loss)                                $ 39,786    $ 34,829    $ 22,645    $ (3,860)   $    952
                                                 ========    ========    ========    ========    ========

Dividends payable to preferred stockholders          (599)     (2,005)     (2,056)     (1,419)          0
                                                 --------    --------    --------    --------    --------
Net income (loss) available to
    common stockholders (before cumulative
    effect of accounting change)                 $ 39,187    $ 32,824    $ 20,589    $ (5,712)   $    952
                                                 ========    ========    ========    ========    ========

Net income (loss) available to common
    stockholders                                 $ 39,187    $ 32,824    $ 20,589    $ (5,279)   $    952
                                                 ========    ========    ========    ========    ========

Average number of shares of common stock
    outstanding                                     8,153       6,570       5,933       3,851       3,841
Add:
    Unissued Board of Directors stock grants           10          10          10           0          16
    Assumed exercise of dilutive stock options
       assuming average common stock
       market price                                   112         130         227           0          15
                                                 --------    --------    --------    --------    --------
   Average number of shares of common stock
     and common stock equivalents outstanding       8,275       6,710       6,170       3,851       3,872
                                                 ========    ========    ========    ========    ========

   Primary  income  (loss) per common  share
     assuming exercise of common stock
     equivalents before cumulative effect of
     accounting change                           $   4.74    $   4.89    $   3.34    $  (1.48)   $   0.25
                                                 ========    ========    ========    ========    ========

   Primary income (loss) per common share
     assuming exercise of common stock
     equivalents                                 $   4.74    $   4.89    $   3.34    $  (1.37)   $   0.25
                                                 ========    ========    ========    ========    ========

    Fully diluted income (loss) per common
      share before cumulative effect of
      accounting change                          $   4.48    $   3.94    $   2.70    $  (1.48)   $   0.25
                                                 ========    ========    ========    ========    ========

    Fully diluted income (loss) per
      common share                               $   4.48    $   3.94    $   2.70    $  (1.37)   $   0.25
                                                 ========    ========    ========    ========    ========


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